EXHIBIT 99.1
NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000 Tulsa, OK 74135
(918) 494-0964 Fax: (918) 494-3999

FOR IMMEDIATE RELEASE Contact: Beth B. Hood Phone: (918) 524-1512

North American Galvanizing & Coatings
Reports Third Quarter 2006 Earnings

 Tulsa, Oklahoma, October 31, 2006 - North American Galvanizing & Coatings, Inc. (AMEX: NGA) announced today earnings and sales for the first nine months and the third quarter of 2006. The Company’s net earnings for the first nine months of 2006 were $3.5 million ($.46 per diluted share), compared with $.4 million ($.05 per diluted share) in the first nine months of 2005. Consolidated net earnings for this year’s third quarter were $1.1 million ($.14 per diluted share), compared with $.2 million ($.02 per diluted share) in the third quarter of 2005.

Sales for the three-months and nine-months ended September 30, 2006 increased 59% and 55%, respectively, over the prior year. The main reason for the increase in third quarter revenues was a higher average sales price and a 4% increase in volume. Sales prices have increased related to increases in zinc costs. The increase in revenues for the first nine months is due to a higher average sales price and a 13% increase in volume over the same period in 2005. For 2006, average selling prices for galvanizing and related coating services were 53% higher than the prior year third quarter and 37% higher than the first nine months of 2005.

Commenting on the results of the third quarter 2006, Ronald J. Evans, president and chief executive officer, said “We are extremely pleased that we were able to capitalize on strong market demand and pass through increasing raw material costs as our volumes continue at all time high levels. Sustained higher volume, coupled with improved net margins and continuing operating efficiencies produced record earnings for our galvanizing business during the third quarter period and the nine month period.”

During the six-months ended June 30, 2006, the favorable impact from forward purchases of zinc at prices lower than current market contributed $2.9 million to gross profit. Pricing on the Company’s zinc purchases during the three-months ended September 30, 2006 did not vary significantly from current market prices. The Company’s gross margin did not benefit from forward market purchases during the third quarter.

The London Metals Exchange (LME) market price for zinc in the first nine months of 2006 averaged $1.34 per pound, compared to $.59 in the first nine months of 2005. At September 30, 2006 the LME market price for zinc was $1.52 per pound. With these increases in zinc costs, the market could react by using other corrosion protection alternatives, such as paint, or by postponing projects. This potential impact has been minimal to date: we do not anticipate it will be a major factor this year. The Company cannot be assured that continuing zinc price increases will be absorbed by the market.

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and

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coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

Available Information. The Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Statements of Beneficial Ownership of Securities on Forms 3, 4 and 5 for Directors and Officers of the Company and all amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge at the Securities and Exchange Commission ("SEC") website at www.sec.gov.  The Company's website at www.nagalv.com contains a link to the SEC website.

Cautionary Statement. This press release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. securities laws, including, but not limited to, statements made concerning the acquisition of assets from Gregory Galvanizing and the financial impacts thereof. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management’s present expectations or projections. These risks and uncertainties include the risk factors described in the Company’s SEC filings including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2006.

NORTH AMERICAN GALVANIZING & COATINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

SALES	$20,155	$12,687	$53,793	$34,768

COSTS AND EXPENSES:
Cost of sales	15,109	9,721	38,811	26,254
Selling, general and administrative expenses	2,119	1,778	6,206	5,209
Depreciation and amortization (1)	842	600	2,134	1,865
Total costs and expenses	18,070	12,099	47,151	33,328

OPERATING INCOME	2,085	588	6,642	1,440

INTEREST EXPENSE	172	285	651	788

INCOME BEFORE INCOME TAXES	1,913	303	5,991	652

INCOME TAX EXPENSE	809	124	2,462	262

NET INCOME	$1,104	$179	$3,529	$390

NET INCOME PER COMMON SHARE:
Net income
Basic	$0.14	$0.03	$0.48	$0.06
Diluted	$0.14	$0.02	$0.46	$0.05

(1) Depreciation increased $.2 million for the three-months and increased $.3 million for the nine-months ended September 30, 2006 compared to the same prior year periods, primarily resulting from a change in depreciation method. For newer galvanizing facilities, the Company previously used the units of production method for machinery and equipment. Effective July 1, 2006, the Company changed methods to the straight-line method.